Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Sherry Lauderback
Vice President, Investor Relations & Communications (248) 631-5506 sherrylauderback@trimascorp.com

TRIMAS CORPORATION ANNOUNCES CLOSING OF AMENDED CREDIT FACILITIES

Company Lowers Interest Rates, Extends Maturities and Increases Financial Flexibility

BLOOMFIELD HILLS, Michigan, October 11, 2012 – TriMas Corporation (NASDAQ: TRS) – a diversified manufacturer of engineered and applied products – today announced the closing of its amended and restated credit facilities. The amended and restated credit facilities are comprised of a $250 million Senior Secured Revolving Credit facility, a $200 million Senior Secured Term Loan A facility and a $200 million Senior Secured Term Loan B facility.

Under the amended and restated credit agreement, the Term Loan A and Revolving Loans initially bear interest at LIBOR plus 2.00% (subject to a step-up to LIBOR plus 2.50% or step-down to LIBOR plus 1.50% based on leverage ratio). In addition, the maturity on the Term Loan A and the Revolving Facility have a five year term ending on October 11, 2017. The Term Loan B bears interest at LIBOR plus 2.75%, with a “LIBOR floor” of 1.00% per annum. The maturity on the Term Loan B has been extended to October 11, 2019. The refinancing process was led by J.P. Morgan.

“Due to the current attractive financial markets and the Company’s strong financial performance, we had the opportunity to refinance our credit facilities with terms that were not only better than our existing facilities, but also better than expected at the launch of refinance,” said Mark Zeffiro, TriMas’ chief financial officer. “As a result of the refinance and the reduction in borrowing rates, on a pro forma basis, we estimate annual cash interest savings of approximately $14 million. In addition, we expect TriMas to benefit from the extended credit facility maturities and enhanced liquidity and capital structure flexibility needed to best position the Company for future growth. We are pleased we received such support from both existing and new lenders. As with all aspects of our business, we are focused on continuous improvement – working to improve our profitability and drive shareholder value.”

Proceeds from borrowings under the amended and restated facilities were used to refinance the Company’s existing $125 million Senior Secured Revolving Credit Facility and $218 million Senior Secured Term Loan B and to pay fees and expenses related thereto.

In addition, pursuant to the Company’s previously announced tender offer and consent solicitation, $176.5 million aggregate principal amount, representing 88.3% of the aggregate principal amount outstanding, of the Company’s 9.75% Senior Secured Notes due 2017 had been tendered along with the related consents. TriMas has accepted for payment, and has paid for with borrowings under the amended and restated facilities, all such Notes validly tendered. The tender offer will expire at 12:00 midnight, New York City time, on October 17, 2012, unless extended (such date and time, the “Expiration Date”), and the Company will accept for payment and pay for all Notes validly tendered prior to the Expiration Date. TriMas intends to redeem all of the outstanding Notes not tendered in the tender offer. The redemption date of the Notes is scheduled to occur on November 17, 2012. As a result, no Notes will remain outstanding following the redemption.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

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